Exhibit 10.18
         - Memorandum Of Understanding With Marubeni Corporation


The purpose of this Memorandum is to establish a framework for mutual cooperation in developing and marketing vision guided robotics solutions. Specifically, the Companies wish to pursue the following activities:

1. Marubeni and Braintech agree to cooperate in the identification, pursuit and development of business opportunities to design, develop, market, and install vision guided robotics solutions for parts handling in the automotive sector.

2. Marubeni will conduct a feasibility study and marketing analysis of Braintech's products and robotic vision solutions and prepare a report for Braintech that will identify potential end users of the Braintech technology as well as identifying specific projects where Braintech's technology can be installed.

3. Upon the successful commissioning of a vision guided robotics solution to one of Marubeni's customers, Braintech and Marubeni have no objections to negotiating one or more agreements including the following:

    (a) Braintech has no objection to granting Marubeni the exclusive right to distribute Braintech's products and robotic vision solutions throughout the country of Japan.

    (b) Braintech has no objections to granting Marubeni a non-exclusive right to distribute Braintech's products and robotic vision solutions throughout Southeast Asia.

4. Braintech has no objections to granting to Marubeni an OEM license covering Southeast Asia provided such a license will generate acceptable positive revenue for Braintech.

Date:  July 23, 2001

BRAINTECH, INC.

Per:  "Owen Jones"
Owen Jones, Chief Executive Officer


MARUBENI CORPORATION

Per:  "Takami Honda"
Takami Honda, General Manager
Production Machinery Department